Exhibit 10.2

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into by and between Central Alabama Medical Associates, LLC (“Seller”) and Clanton Hospital, LLC (“Buyer”) (together, the “Parties”).

RECITALS

WHEREAS, Buyer and Seller desire to be bound be the terms of this Purchase and Sale Agreement in the event that Buyer exercises Buyer’s options as set forth in (i)Article XIX of the Lease Agreement between the Parties entered into March 1, 2011 (the “Lease Agreement”) and (ii) Section 10 of the Personal Property Lease Agreement between the Parties entered into March 1, 2011 (the “Personal Property Lease Agreement”); and

WHEREAS, all capitalized terms not separately defined herein and which are defined in the Lease Agreement, are used herein as defined in the Lease Agreement.

NOW THEREFORE, Subject to the terms and conditions of this Purchase Agreement, and for and in consideration of the sum of Ten Dollars ($10.00) and other valuable consideration to it in hand paid, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.      BUYER’S OPTION. Upon the exercise by Buyer of Buyer’s Option set forth in Article XIX of the Lease Agreement, this Purchase Agreement shall be and become effective without any further act on behalf of Seller or Buyer. The effective date of this Purchase Agreement (the “Effective Date”) shall be the date of Buyer’s delivery of notice to Seller of Buyer’s exercise of the Option, and each of the time periods set forth in this Purchase Agreement shall proceed from the Effective Date. In the event that Buyer elects not to exercise the Option on or before the expiration of the Option Term, this Purchase Agreement shall of no further force and effect.

2.      PURCHASE AND SALE. Subject to the terms and conditions of this Purchase Agreement, and for and in consideration of the sum of Ten Dollars ($10.00) and other valuable consideration to it in hand paid, the receipt and sufficiency of which are hereby acknowledged, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller all Seller’s right, title and interest in and to the following (collectively with the foregoing, the “Leased Property”):

a.      That certain real Leased Property located in the City of Clanton, Chilton, County, Alabama, as more particularly described on Exhibit “A” attached hereto and made a part hereof, including all right, title and interest of Seller, if any, in and to all adjacent streets, alleys, waterways, rights of way, buildings, improvements, and structures, any strips or gores between the Leased Property and adjacent properties, including all water and mineral rights, and all plants, shrubbery, trees, timber and all tenements, hereditaments, easements, access rights, and parking rights benefitting the Leased Property. All of Seller’s rights and interest in and to the following (collectively the “Leased Property”):

b.      all buildings, structures, fixtures and other improvements of every kind now or hereafter located on the Land including, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Seller has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures (collectively, the “Leased Improvements”);

c.      all easements, rights and appurtenances relating to the Land and the Leased Improvements (collectively, the “Related Rights”);

d.      all equipment, machinery, fixtures, and other items of real property constituting fixtures, including all components thereof, now and hereafter located in, and permanently affixed to or incorporated into the Leased Property, including all furnaces, boilers, heaters, permanently installed electrical, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems, apparatus, sprinkler systems, fire and theft protection equipment, and built-in oxygen and vacuum systems, all of which are hereby deemed to constitute real estate, together with all replacements, modifications, alterations and additions thereto (collectively, the “Fixtures”); and

e.      the “Leased Assets” as defined in the Personal Property Lease Agreement.

SUBJECT, HOWEVER, to the easements, encumbrances, covenants, conditions and restrictions of record and to other matters which affected the Leased Property as of the Commencement Date or created thereafter but free and clear of the (i) the lien of that certain Combination Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated as of April 18, 2008 from Buyer to Chatham Credit Management III, LLC, (ii) the Security Agreement dated as of April 23, 2008 among SunLink Health Systems, Inc., Buyer and other subsidiaries of SunLink and Chatham Credit Management, LLC and (iii) any Facility Mortgage or security agreement that may be entered into by Seller after the Commencement Date.

3.      PURCHASE PRICE. Subject to credits, adjustments and prorations for which provisions are hereinafter made in this Purchase Agreement, the total purchase price to be paid by Buyer for the Leased Property, and received and accepted by Seller, is Three Million Seven Hundred Thousand and 00/100 Dollars ($3,700,000.00) less up to Six Hundred Fifteen Thousand and 00/100 Dollars ($615,000) to the extent paid by Buyer or Guarantor to purchase all or a portion of the seventeen percent (17%) membership interest owned by physicians on the staff of the Facility (“Purchase Price”). The Purchase Price shall be payable at Closing by wire transfer of immediately available funds to an account designated by the Escrow Agent. Upon payment in full of the Purchase Price, any unpaid balance of the Promissory Note shall be cancelled and any principal amount theretofore paid by Carraway Medical Systems, LLC on the Promissory Note may be credited against the Purchase Price, provided, however, that any amount included in the principal of the Promissory Note on account of the purchase of networking capital shall not be cancelled and shall be paid over to Seller plus accrued and unpaid interest thereon at 6% per annum.

4.      EARNEST MONEY. Concurrently with the exercise by Buyer of its option as set forth in Article XIX of the Lease Agreement, the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00) shall be deposited with Seller by Buyer as an earnest money deposit (the “Earnest Money”) and shall be held subject to disbursement in accordance with the terms and provisions of this Purchase Agreement. Except as otherwise provided elsewhere in this Purchase Agreement, the Earnest Money and any interest earned thereon shall be credited to and considered as payment of part of the total Purchase Price for the Leased Property at the time of the Closing.

5.      COVENANTS, REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby covenants, represents and warrants to Buyer that the following facts are, as of the date hereof, and will be, as of the date of Closing, true and correct:

a.      Seller is the owner of fee simple title to the Leased Property and has full right, power and authority to execute, deliver and carry out the terms and conditions of this Purchase Agreement and all other documents to be executed and delivered by Seller pursuant to or in connection with this Purchase Agreement. All requisite resolutions, corporation or partnership, and any other consents, necessary for the consummation by Seller of the transaction herein described, have been or will before Closing be duly adopted and obtained.

b.      No person or entity has any right of first refusal or option granted by Seller to acquire the Leased Property.

c.      Except as set forth in this Section 5 and otherwise in this Purchase Agreement, the Leased Property is being sold “As-Is”, “where-is”.

6.      TITLE AND SURVEY.

a.      Title Commitment. Within thirty (30) days after the execution hereof, Buyer may, in Buyer’s discretion and at Buyer’s cost, obtain and provide a copy to Seller a Commitment for Owner’s Title Insurance listing Buyer as the named insured (the “Title Commitment”) issued by a title company of Buyer’s choosing (“Title Insurer”), setting forth the state of title to the Leased Property and all exceptions, including easements, deed restrictions, other restrictions, rights of way, covenants, reservations, and other conditions, if any, affecting the Leased Property which would appear in an Owner’s Title Policy, if issued, and a certificate from the Title Insurer, indicating the amount, if any (or if none, so stating), of any real estate taxes attributable to the Leased Property including, without limitation, taxes arising by virtue of any special use valuations affecting the Leased Property.

b.      Survey. Buyer may, in Buyer’s discretion and at Buyer’s cost, obtain a survey of the Leased Property (the “Survey”). In the event that Buyer elects to obtain the Survey, then the Survey shall contain a legally sufficient description of the metes and bounds of the Leased Property which shall automatically (i) become a part of this

Purchase Agreement without the necessity of any further action by Seller or Buyer, (ii) replace the description of the Leased Property attached hereto as Exhibit “A”, and (iii) be used in the deed at Closing.

c.      Title Objections and Permitted Exceptions. In the event any exceptions appear in such Title Commitment or title documents or in the Survey that arose by, through or under Seller and not by, through or under Buyer which are unacceptable to Buyer (“Buyer’s Objections”), then Buyer shall notify Seller in writing of such fact on or before the expiration of the Inspection Period. Seller shall use its best efforts to eliminate or modify such unacceptable exceptions to the reasonable satisfaction of Buyer. In addition, Seller shall be obligated to remove at Closing, all mortgages, deeds of trust or other liens or encumbrances which encumber the Leased Property which can be cured or removed by the payment of money. Buyer reserves the right to object, on or before the Closing Date, to any new matter shown in an updated title commitment, revised survey, updated title search, or any other new matter which arose by, through or under Seller and not by, through or under Buyer which are (hereinafter, “New Matter”) of title not included in the Title Commitment or not shown on the Survey at the time Buyer delivers Buyer’s Objections to Seller. In the event that such New Matter is not cured by Seller for any or no reason, Buyer shall be entitled to terminate this Purchase Agreement and receive a full refund of the Earnest Money. Any exceptions to title to which Buyer does not object on or before Closing and any matter objected to but not cured by Seller and which Buyer elects to accept shall be deemed to be “Permitted Exceptions.”

7.      CLOSING.  The Closing shall take place at the offices of Smith, Gambrell & Russell, LLP, 1230 Peachtree Street, Suite 3100, Promenade II, Atlanta, Georgia 30309 or such other location as may be determined by Buyer, on or before thirty (30) days following the later to occur of (i) the expiration of the Inspection Period, or (ii) the date upon which Buyer receives Loan Approval (the “Closing Date”). To the extent possible, the parties agree to cooperate to close the transaction by mail through the Title Insurer. Seller shall deliver possession of the Leased Property to Buyer at Closing.

a.      At Closing, Seller shall deliver to Buyer the following items, which items shall be in form and substance reasonably satisfactory to Buyer:

  i.      A Special or Limited Warranty Deed with covenants only against grantor’s acts, in recordable form conveying good and valid fee simple title to the Leased Property, subject only to the Permitted Exceptions, reciting only nominal consideration and a quitclaim deed to the Leased Property based upon the Survey.

 ii.      A standard non foreign affidavit stating Seller is not a foreign entity.

iii.      An owner’s affidavit in the form required by the Title Insurer.

iv.      Any other items or documents affecting the conveyance and sale of the Leased Property which may be reasonably requested by the Buyer or the Title Insurer to satisfy the Seller’s requirements and the “standard exceptions” as set forth in the Title Commitment.

b.      Buyer shall deliver to Seller:

 i.      The Purchase Price provided for in Section 2 herein.

ii.      Any other items or documents affecting the conveyance and sale of the Leased Property which may be reasonably requested by Seller or the Title Insurer.

8.      COSTS PAID AT CLOSING. Seller shall pay the cost of Seller’s counsel, the cost of preparing the deed, real property transfer tax (if any), document taxes and all charges for the preparation and recordation of any releases or instruments required to clear Seller’s title for conveyance in accordance with the provisions of this Purchase Agreement. Buyer will pay the cost of Buyer’s counsel, the cost of any survey or survey update, recording fees, all charges for the recordation of the instruments conveying title to the Leased Property and the cost of an Owner’s policy of title insurance.

9.      PRORATIONS.  There will be no proration of income and expense attributable to the Leased Property, including all ad valorem taxes for the then current year utilities, or other customarily proratable items of income as Buyer will have been responsible for all such items under the Lease Agreement.

10.    RISK OF LOSS.  The risk and liability for loss, damage, destruction or injury by casualty to the Leased Property from all causes until the Closing has been consummated shall be borne by Buyer under the terms of the Lease Agreement.

11.    APPLICATION OF EARNEST MONEY AND REMEDIES UPON DEFAULT.

a.      Earnest Money. Upon the Closing of the purchase and sale hereunder, the Earnest Money shall be applied to and credited toward the Purchase Price.

b.      Seller Default. If the purchase and sale hereunder are not closed by reason of Seller’s default hereunder, Buyer’s sole and exclusive remedies shall be the right to (i) specific performance of this Purchase Agreement or (ii) terminate this Purchase Agreement and receive a refund of the Earnest Money.

c.      Buyer Default. If the purchase and sale hereunder are not closed by reason of Buyer’s material default hereunder, then, as full liquidated damages for such default by Buyer, the Earnest Money shall be immediately paid to Seller. It is specifically understood and agreed that payment of the Earnest Money to Seller, as liquidated damages, shall be Seller’s sole and exclusive remedy hereunder. The parties acknowledge that the actual amount of the damages which Seller would sustain as a result of Buyer’s breach of this Purchase Agreement are difficult or impossible to estimate and that the payment of Earnest Money to Seller represents the parties’ best estimate of Seller’s damages in the event of such breach and is not to be construed as a penalty or forfeiture. The said stipulated sum is a reasonable pre-estimate of the probable loss resulting from such a breach.

12.      BROKERAGE. Seller and Buyer each represent and warrant to the other that neither has employed, retained or consulted any broker, agent, consultant, or finder in carrying on the negotiations in connection with this Purchase Agreement or the purchase and sale referred to herein, and Seller and Buyer shall each indemnify and hold the other harmless from and against any and all claims, demands, causes of action, debts, liabilities, judgments and damages (including costs and reasonable attorneys’ fees incurred in connection with the enforcement of this indemnity) which may be asserted or recovered against the indemnitor’s breach of this representation and warranty. The indemnity in this Paragraph shall survive the Closing or any termination of this Purchase Agreement. Seller shall pay a brokerage commission to Broker in connection with this transaction at Closing pursuant to a separate Purchase Agreement.

13.      MISCELLANEOUS.

Assignment.    Buyer shall obtain Seller’s consent, which such consent shall not be unreasonably withheld, prior to assigning Buyer’s rights in this Purchase Agreement; provided, however, Buyer may assign Buyer’s rights in this Purchase Agreement to an affiliated entity of Buyer without the consent of Seller.

Notices.  Any notice, consent, approval, waiver, and election which any party shall be required or permitted to make or give under this contract shall be in writing and shall be deemed to have been sufficiently made or given if delivered by hand, courier, telecopier, certified mail, or overnight delivery service (such as Federal Express or United Parcel Service), addressed to the respective parties at the addresses below:

TO SELLER:

Central Alabama Medical Associates, LLC c/o SunLink Health Systems, Inc. 900 Circle 75 Parkway Suite 1120 Atlanta, GA 30339
	Phone:	(770) 933-7000
	Fax:	(770) 933-7010
Attention: Robert M. Thornton, Jr.

TO BUYER:

Clanton Hospital, LLC 1010 Lay Dam Road (State Route 145)

Clanton, AL 35045 Phone: 205-755-2500 Fax: Attention: James R. Cheek

Such notices shall be deemed received upon delivery when delivered by hand, by courier or by overnight delivery service. Each notice given by telecopy shall be deemed given on the date shown on the sender’s copy thereof or confirmation notice showing date, time of transmission and number of pages transmitted. In the event that the telecopy transmission to the above facsimile phone number fails for any reason, said notice shall be deemed given on the date shown on the sender’s copy thereof or confirmation notice showing date and time of attempted transmission, so long as the sender makes reasonable efforts thereafter to deliver such notice. Refusal to accept, or inability to deliver because of changed address of which no notice was given, shall be deemed receipt on the date of such refusal of delivery or inability to deliver.

Either party may, from time to time, change the address to which notices shall be sent by like notice given to the other party hereto, except that no party may change its address to other than a street address. Any notice given that does not conform to this paragraph shall be effective only upon receipt.

Entire Purchase Agreement.    This Purchase Agreement, with the exhibits attached hereto, constitutes the entire Purchase Agreement between Seller and Buyer, and there are no other covenants, Purchase Agreements, promises, terms, provisions, conditions, undertakings, or understandings, either oral or written, between them concerning the Leased Property other than those herein set forth and in the Lease Agreement. No subsequent alteration, amendment, change, deletion or addition to this Purchase Agreement shall be binding upon Seller or Buyer unless in writing and signed by both Seller and Buyer.

Headings.  The headings, captions, numbering system, etc., are inserted only as a matter of convenience and may not be considered at interpreting the provisions of the Purchase Agreement.

Binding Effect.    All of the provisions of this Purchase Agreement are hereby made binding upon the personal representatives, heirs, successors, and assigns of all parties hereto.

Time of Essence.  Time is of the essence of this Purchase Agreement.

Unenforceable or Inapplicable Provisions.    If any provision hereof is for any reason unenforceable or inapplicable, the other provisions hereof will remain in full force and effect in the same manner as if such unenforceable or inapplicable provision had never been contained herein.

Counterparts.    This Purchase Agreement may be executed in any number of counterparts, each of which will for all purposes be deemed to be an original, and all of which are identical.

Facsimile Signature.    A signature transmitted by facsimile transmission shall be effective between the parties.

Applicable Law, Place of Performance.    This Purchase Agreement shall be construed under and in accordance with the laws of the State of Alabama.

Construction.    The parties acknowledge that each party and its counsel have reviewed and approved this Purchase Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Purchase Agreement or any amendments or exhibits hereto.

Business Days.    If the final day of any period or any date of performance under this Purchase Agreement falls on a Saturday, Sunday or legal holiday, then the final day of the period or the date of performance shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

Telecopies.    The parties hereto agree that documents transmitted by telecopy or facsimile transmission shall be deemed to be written instruments and shall be binding on the parties executing and delivering such documents.

IN WITNESS WHEREOF, the Parties have caused this Purchase and Sale Agreement to be duly executed as of the date first above written.

CENTRAL ALABAMA MEDICAL ASSOCIATES, LLC
By its Sole Member SunLink Healthcare, LLC
By its Sole Member SunLink Health Systems, Inc.

By:	/s/ Mark J. Stockslager
Name:	Mark J. Stockslager
Title:	Chief Financial Officer

CLANTON HOSPITAL, LLC
By: By its Sole Member
Carraway Medical Systems, LLC
By its Manager,
James R. Cheek

By:	/s/ James R. Cheek
Name:	James R. Cheek
Title:	Manager